Exhibit 99.1

THE NASDAQ STOCK MARKET LISTING QUALIFICATIONS DEPARTMENT 9600 BLACKWELL ROAD ROCKVILLE MD 20850
By Facsimile and First Class Mail
November 9, 2006
Mr. Rod J. McDonald
Secretary and General Counsel
Pizza Inn, Inc.
3551 Plano Parkway
The Colony, TX 75056

Re:	Pizza Inn, Inc. (the “Company”) Nasdaq Symbol: PZZI
Dear Mr. McDonald:
Based on the Form 10-Q for the period ended September 24, 2006, Staff determined that the Company’s stockholders’ equity was $2,459,000. In addition, as of November, Staff determined that the market value of listed securities was $18,756,214.1 Finally, the Company reported net income/(loss) from continuing operations of $(5,989,000), $204,000, and $2,243,000, in its annual filings for the years ended June 25, 2006, June 26, 2005, and June 27, 2004, respectively. Accordingly, the Company does not comply with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.
Under these circumstances, Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market. To facilitate this review, please provide, on or before November 24, 2006, the Company’s specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan.2 The Company is encouraged to provide any relevant documentation, including but not limited to financial projections, agreements, offering circulars, letters of intent and contracts. Staff will contact the Company after reviewing the plan and notify you if we have any questions or concerns regarding the plan. If, after the conclusion of our review process, Staff determines that the Company’s plan does not adequately address the issues noted, we will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s decision to a Nasdaq Listing Qualifications Panel.

[1]	Listed securities means securities quoted on Nasdaq or listed on a national securities exchange. The calculation is based on 10,138,494 shares outstanding as of November 1, 2006 multiplied by the closing inside bid price of $1.85.

[2]	In a case where an issuer fails to comply with the requirement of Rules 4310(c)(2)(B)(iii), 4320(e)(2)(B)(iii), or 4450(b)(1)(B), the Listings Qualifications Department shall not accept a plan to achieve compliance with those requirements in the future, since compliance requires stated levels of net income or assets and revenues during completed fiscal years and therefore can only be demonstrated through audited financial statements. Similarly, an issuer may not submit a plan relying on partial-year performance to demonstrate compliance with these standards.

Mr. Rod J. McDonald
November 9, 2006

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.3 The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination.4 For your convenience, we have enclosed a list of news services.5
In the event the Company does not make the required public announcement, trading in its securities will be halted.
Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days.6 Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law.
In addition, an indicator will be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com. Nasdaq Trader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

[3]	Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) _

[4]	This notice should be provided to the attention of Nasdaq’s Market Watch Department (telephone: 301/978-8500: facsimile: 301/978-8510), and to Nasdaq’s Listing Qualifications Department (facsimile: 301/978-4028) and the Hearings Department (telephone: 301/978-8071; facsimile: 301/978-8080), 9600 Blackwell Road, Rockville, Maryland 20850.

[5]	The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

[6]	See, SEC Release No. 34-49424.

Mr. Rod J. McDonald
November 9, 2006

If you have any questions, please contact me at (301) 978-8034.
Sincerely,
W. Wayne Bush, CFA
Lead Analyst
Nasdaq Listing Qualification

DIRECTORY OF NEWS SERVICES
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